Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

FIFTH AMENDMENT

TO

EXCLUSIVE LICENSE AGREEMENT

This FIFTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (this "Amendment") is made and entered into as of February 4, 2022 (“Fifth Amendment Effective Date”) by and between Belite Bio, Inc ("Company") and The Trustees of Columbia University in the City of New York ("Columbia").

W I T N E S S E T H:

WHEREAS, Columbia and LIN BIOSCIENCE, INC. are parties to that certain Exclusive License Agreement dated September 13, 2016, and amended on August 15, 2017, March 28, 2019, October 24, 2019 and September 1, 2021 (collectively, the “License Agreement”);

WHEREAS, LIN BIOSCIENCE, INC. and LIN BIOSCIENCE INTERNATIONAL LTD. entered an agreement dated June 30, 2018 to assign the License Agreement to LIN BIOSCIENCE INTERNATIONAL LTD. (the “First Assignment”);

WHEREAS, LIN BIOSCIENCE INTERNATIONAL LTD. and Company (formerly known as Lin BioScience Co., Ltd.) entered an agreement dated July 1, 2018 to assign the License Agreement to Company (the “Second Assignment”);

WHEREAS, Columbia provided its consent to the First Assignment and the Second Assignment dated May 3, 2018;

WHEREAS, Company and Columbia are parties to the License Agreement as amended (collectively, the “Agreement”). Each capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement; and

WHEREAS, Company and Columbia wish to amend the Agreement in certain respects;

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NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto hereby agree as follows:

1.	The Parties agree that in the Fourth Amendment they intended to delete and replace only Section 6(a) and did not intend to delete Section 6(b). The following Section 6(b) is hereby restored to the Agreement with effect from September 13, 2016 as though it had never been deleted:

b.      In the event that Company is unable to achieve a particular milestone set forth in Section 6a, Company will notify Columbia, and upon payment of a [***] fee, Columbia will agree to a 6-month extension of the due date for such milestone. In the event after completion of Phase I Trials (as per Section 6a(ii)) there are unforeseen changes in clinical or regulatory development that Company believes would affect the timely achievement of any milestone, Company may request an extension from Columbia for such milestone, which will not be unreasonably withheld or delayed. Notwithstanding any other provisions of this Agreement, failure to achieve any of Company’s diligence obligations under this Section shall result in Columbia having the option of terminating all of the licenses granted under Section 2 in accordance with Section 16 of this Agreement or converting any or all of such exclusive licenses to non-exclusive licenses with no right to sublicense and no right to initiate legal proceedings pursuant to Section 11.

i.         No less often than every [***] months after the Effective Date of this Agreement, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above.

2.	The parties wish to include the compound [***] in the scope of “Materials.” Such compound shall be added to the table of Compounds in Exhibit B (Materials).

3.	Section 16(a) shall be deleted and replaced with the following:

a.      This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

(i)	In addition, upon any termination of this Agreement pursuant to Section 16c, with respect to: (A) all know-how, technical information and data developed by Company (“Company Technical Information”) during the term of this Agreement, and prior to its termination, to the extent such Company Technical Information is solely and directly related to the Company’s efforts to develop Products, Columbia shall have the right to use such Company Technical Information for any purpose whatsoever on a non-exclusive basis, including the right to sublicense same to future licensees, and Company will provide Columbia (and/or its future licensees) access to any regulatory information filed or authorized by Company with any U.S. or foreign government agency with respect to such Products; and (B) all Company filed patent applications or Company obtained patents containing claims which, under a reasonable legal construction, could be interpreted to read on or cover a Product (“Company Patents”), Company hereby grants Columbia a royalty free, worldwide, non-exclusive license (together with rights to sublicense its future licensees) to make, use and sell Products under such Company Patents. The licenses granted in this Section 16(a)(i) are intended, in part, to reduce obstacles to commercialization of Columbia’s Patents together with Company Patents in an effort to promote development and commercialization of federally funded inventions included within Columbia’s Patents.

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(ii)	Company agrees upon request to enter into good faith negotiations with Columbia or Columbia’s future licensee(s), for the purpose of granting exclusive licensing rights (subject to pre-existing licenses) to said Company Patents in a timely fashion and under commercially reasonable terms. In the event that Columbia grants a license to a Third Party to intellectual property that includes Company Technical Information or Company Patents, the Parties will negotiate in good faith Company’s share of any net revenue received by Columbia from such license, taking into consideration Company’s contribution to the intellectual property licensed to such Third Party. In the event that this Agreement is terminated by either Party under Section 16c, Company will transfer the ownership of the Orphan Drug Designation and Orphan Medicinal Product Designation promptly after the effective date of termination of this Agreement to Columbia.

4.	The following sentence shall be added to Section 16(c):

This Agreement may be terminated by Company upon sixty (60) days’ prior written notice to Columbia, provided that Company covenants that it is no longer discovering, developing, manufacturing, using, selling, offering for sale, importing, exporting, distributing, renting or leasing any Patent Products or Other Products, and will not do so in the future.

5.	The following Section 16(i) shall be added to the Agreement:

i.         Pre-expiration Termination. Except as provided in Section 16g, if the Agreement terminates before its expiration as indicated in Section 16b, Company shall i) not use or sell Products discovered, incorporating, or made using the Technical Information or Materials for the remainder of the term indicated in Section 16b and ii) upon Columbia’s request, promptly transfer to Columbia all Material and all written copies of unpublished Technical Information in its possession and delete all the unpublished Technical Information from all computer databases.

6.	Except as expressly set forth in this Fifth Amendment, the Agreement shall remain in full force and effect. If there is any inconsistency or conflict between this Fourth Amendment and the Agreement, the provisions of this Amendment shall govern and control. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Fifth Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to the License Agreement to be executed as of the date first above written.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/ Orin Herskowitz
Name: Orin Herskowitz
Title: Exec Dir, CTV

TTS #59587 (Original Agt #49055)

BELITE BIO, INC

By:	/s/ Tom Lin
Name: Tom Lin
Title: Director

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